UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 30, 2016
Date of Report (date of earliest event reported)

WORKDAY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
6230 Stoneridge Mall Road
Pleasanton, California 94588
(Address of principal executive offices)
Registrant’s telephone number, including area code: (925) 951-9000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective August 30, 2016, the Board of Directors (the “Board”) of Workday, Inc. (“Workday”) elected Lee J. Styslinger, III as a Class III director of Workday, to serve until the 2018 annual meeting of stockholders or until his successor is duly elected. Mr. Styslinger has served as a member of Workday’s CEO Advisory Board since 2015.  Additionally, Mr. Styslinger has served as the Chief Executive Officer of Altec, Inc., a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally, since 1997, and as its Chairman since 2011.  Mr. Styslinger has served as a member of the Board of Directors of Vulcan Materials Company since 2013 and as a member of the Board of Directors of Regions Financial Corporation since 2004, and serves on the boards of several educational, civic, and leadership organizations.  Mr. Styslinger received his B.A. from Northwestern University and an M.B.A. from the Harvard Business School.  Mr. Styslinger brings to our Board of Directors extensive experience managing a large company in today’s global market, as well as financial expertise.

In connection with his appointment to the Workday Board, Mr. Styslinger will receive a one-time grant of 15,000 restricted stock units (“RSUs”), one-fourth of which will vest on September 15, 2017 and 1/16th of which will vest when he completes each three-month period of continuous service thereafter. As a non-employee member of our Board of Directors, Mr. Styslinger will be entitled to receive equity compensation for his service. Mr. Styslinger has entered into Workday’s customary indemnification agreement for its directors. Mr. Styslinger has not yet been named to serve on any committee of the Board of Directors of Workday. There are no arrangements or understandings between Mr. Styslinger and any other persons pursuant to which he was elected as a director. There are no transactions between Mr. Styslinger and Workday that would require disclosure under Item 404(a) of Regulation S-K.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2016	Workday, Inc.

/s/ James P. Shaughnessy
James P. Shaughnessy Senior Vice President, General Counsel and Secretary